Exhibit 10.1

Item	Recommendation	Note:
Retainer	$20,000	Per year, paid quarterly ($23K in FY08, $26K in FY09, $30K in FY10)

Committee Retainer For Chariman	$2,000	Per year, Audit Committee
	$1,000	Per year, Compensation Committee andothers

Meeting Fee's	$1,500	Per meeting
	$500	Per telephonic meeting
	$750	Per Audit Committee meeting
	$500	All other committee meetings
Expenses	—	As Per Golf Galaxy policy

Stock Options	1,500 shares	Annual for all members
	5-10,000 shares	One-time grant for new members